Exhibit 99.1

The following table shows on both a historical basis and pro forma basis our consolidated balance sheet as of December 31, 2010, giving effect to our sale of the MEM operations resulting in approximately $170.7 million in net proceeds and the subsequent use of approximately $105.0 million to purchase CompuCredit’s common stock pursuant to the tender offer described in the Schedule TO filed with the Securities and Exchange Commission on March 14, 2011.

The following unaudited pro forma consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have been achieved had the disposition and the tender offer been consummated as of the dates indicated or of the results that may be obtained in the future.  The unaudited pro forma consolidated balance sheet should be read together with CompuCredit’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2010, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in CompuCredit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CompuCredit Holdings Corporation and Subsidiaries
Consolidated Pro Forma Balance Sheet
As of December 31, 2010
(Dollars in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
Assets		(unaudited)	(unaudited)
Cash and cash equivalents (including restricted cash of $36,023 at December 31, 2010)	$104,954	$65,703 (a)	$170,657
Loans and fees receivable:
Loans and fees receivable, net (of $4,591 in deferred revenue and $9,282 in allowances for uncollectible loans and fees receivable at December 31, 2010)	50,805	—	50,805
Loans and fees receivable pledged as collateral under structured financings, net (of $15,912 in deferred revenue and $28,340 in allowances for uncollectible loans and fees receivable at December 31, 2010)	118,801	—	118,801
Loans and fees receivable, at fair value	12,437	—	12,437
Loans and fees receivable pledged as collateral under structured financings, at fair value	373,155	—	373,155
Investments in previously charged-off receivables	29,889	—	29,889
Investments in securities	64,317	—	64,317
Deferred costs, net	3,151	—	3,151
Property at cost, net of depreciation	15,893	—	15,893
Investments in equity-method investees	8,279	—	8,279
Intangibles, net	2,378	—	2,378
Prepaid expenses and other assets	16,591	—	16,591
Assets held for sale	80,259	(80,259)	—
Total assets	$880,909	$(14,556)	$866,353
Liabilities
Accounts payable and accrued expenses	$50,861	$—	$50,861
Notes payable associated with structured financings, at face value	96,905	—	96,905
Notes payable associated with structured financings, at fair value	370,544	—	370,544
Convertible senior notes	229,844	—	229,844
Deferred revenue	1,413	—	1,413
Income tax liability	60,411	—	60,411
Liabilities related to assets held for sale	9,114	(9,114)	—
Total liabilities	819,092	(9,114)	809,978

Commitments and contingencies

Equity
Common stock, no par value, 150,000,000 shares authorized: 46,217,050 shares issued and 37,997,708 shares outstanding at December 31, 2010 (including 2,252,388 loaned shares to be returned)	—	—	—
Additional paid-in capital	408,751	—	408,751
Treasury stock, at cost, 8,219,342 shares at December 31, 2010	(208,696)	(105,000)	(313,696)
Accumulated other comprehensive loss	(5,608)	5,608 (b)	—
Retained deficit	(151,609)	103,677 (c)	(47,932)
Total shareholders’ equity	42,838	4,285	47,123
Noncontrolling interests	18,979	(9,727)	9,252
Total equity	61,817	(5,442)	56,375
Total liabilities and equity	$880,909	$(14,556)	$866,353

(a)	Represents net proceeds from the MEM sale of $170.7 million less $105.0 million to purchase CompuCredit’s common stock.

(b)	Represents the recognition of accumulated translation adjustments associated with our MEM operations.

(c)
Represents pro forma net gain associated with the sale of our MEM operations, which will be recorded during CompuCredit's quarter ending June 30, 2011, subject to adjustment for MEM's 2011 operations impact and any necessary working capital adjustments.